QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRESS RELEASE

        MACROPORE BIOSURGERY, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

        San Diego, CA / Königstein,Ts—May 29, 2003. The Board of Directors of MacroPore Biosurgery, Inc. (Frankfurt Stock Exchange: XMP) has adopted a Stockholder Rights Plan to assist its stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics.

        Under the Stockholder Rights Plan, a dividend of one Preferred Stock Purchase Right is being declared for each share of Common Stock outstanding at the close of business on June 10, 2003. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

        The Rights generally will not become exercisable until a person or group acquires 15% or more of the Common Stock of the Company in a transaction that is not approved in advance by the Board of Directors. In that event, each Right will entitle the holder, other than the unapproved acquiror and its affiliates, to buy Common Stock of the Company at 50% of its market value for the Right's then current exercise price (initially $25.00, subject to adjustment). In addition, if the Rights were triggered by such a non-approved acquisition and the Company were thereafter to be acquired in a merger in which all stockholders were not treated alike, stockholders with unexercised Rights, other than the unapproved acquiror and its affiliates, would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the Rights.

        The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on May 29, 2013.

        MacroPore Biosurgery, Inc. is a leader in the design, development, and production of bioresorbable polymer implants for use in a variety of surgical applications and is pioneering advancement of regenerative medicine for surgical therapies using adult stem cells derived from adipose (fat tissue). Some products designed for use in spine, neurosurgical, and musculoskeletal surgeries are distributed by Medtronic, while other products designed for soft tissue are distributed through our direct US sales force and an international distribution network. MacroPore Biosurgery is traded on the Frankfurt Stock Exchange in Germany under the symbol "XMP'. For further information please visit the web site www.macropore.com.

Edited and published by:
MacroPore Biosurgery, Inc., Ölmühlweg 33, 61462 Königstein
 Contact:
Ari Bizimis, CFO: Tel.: +49-6174-2597-0, Fax: +49-6174-2597-25, abizimis@macropore.com
Stefanie Bacher, PR: Tel. +49-6174-2597-13, Fax: +49-6174-2597-25, sbacher@macropore.com
Kim M. Reiff, MC: Ph. 1-858-458-0900, Fax: 1-858-458-0994, kreiff@macropore.com

QuickLinks

  Exhibit 99.1
PRESS RELEASE